Exhibit 4.3

THE SHARE PURCHASE WARRANTS REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRADED UNTIL FEBRUARY 24, 2013 AND THE SECURITIES OBTAINED UPON THE EXERCISE OF THESE SHARE PURCHASE WARRANTS MAY NOT BE TRADED UNTIL FEBRUARY 24, 2013 UNLESS A FURTHER STATUTORY EXEMPTION PURSUANT TO APPLICABLE SECURITIES LAWS MAY BE RELIED ON, A PROSPECTUS IS FILED TO QUALIFY THE SALE OF THE SHARE PURCHASE WARRANTS AND/OR THE SECURITIES OBTAINED UPON EXERCISE OF THE SHARE PURCHASE WARRANTS, OR A DISCRETIONARY ORDER IS OBTAINED.

Warrant Certificate

WARRANTS

TO PURCHASE COMMON SHARES OF

CYNAPSUS THERAPEUTICS INC.

(subsisting under the laws of Canada)

THIS CERTIFIES that, for value received, (the “Holder”) is the registered holder of (each a “Warrant” and collectively the “Warrants”); each Warrant shall entitle the Holder, subject to the terms and conditions set forth in this certificate or in a replacement certificate (either case, the “Warrant Certificate”), to acquire from Cynapsus Therapeutics Inc. (the “Corporation”) one fully paid and non-assessable common share in the capital of the Corporation (each a “Share”) at any time during the exercise period which is the period ending 60 months from the closing date (October 24, 2012) on payment of $0.0625 per Warrant for a period of 12 months, and thereafter at an exercise price of $0.10 per Warrant (the “Exercise Price”).

Notwithstanding the foregoing, if the Common Shares are consolidated during the 12 month period following the Closing Date on a basis of more than 1.6 Common Shares for one new Common Share then the automatic increase in the exercise price of the Warrants 12 months following the Closing Date will not apply, provided the exercise price will nevertheless be adjusted as a result of the consolidation in accordance with the terms of the Warrant. The Warrants shall be exercisable by the holder thereof on any business day during the period ending 60 months following the Closing Date. The number of Shares which the Holder is entitled to acquire upon exercise of the Warrants and the payment of the Exercise Price are subject to adjustment as hereinafter provided.

Article 1 - EXERCISE OF WARRANTS

1.1	Election to Purchase

The rights evidenced by this Warrant Certificate may be exercised by the Holder in whole or in part at any time commencing on the date hereof and continuing up to the Time of Expiry and in accordance with the provisions hereof by delivery of an election to exercise in substantially the form attached hereto as Exhibit “1” (“Election to Exercise”), properly completed and executed, together with payment of the Exercise Price for the number of Shares specified in the Election to Exercise to the office of the Corporation at 828 Richmond Street West, Toronto, Ontario, M6J 1C9 or such other address in Canada as may be notified in writing by the Corporation. In the event that the rights evidenced by this Warrant Certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Shares issuable on the exercise of the Warrants so exercised, issue to the Holder Warrants on identical terms in respect of that number of Shares in respect of which the Holder has not exercised the rights evidenced by this Warrant Certificate.

1.2	Exercise

The Corporation shall, as soon as possible following receipt of a duly executed Election to Exercise and the Exercise Price for the number of Shares specified in the Election to Exercise (the date of such receipt being referred to herein as the “Exercise Date”), issue as of the Exercise Date that number of Shares specified in the Election to Exercise as fully paid and non-assessable common shares in the capital of the Corporation.

1.3	Certificates

As promptly as practicable after the Exercise Date and, in any event, within three business days of receipt of the Election to Exercise, the Corporation shall issue and deliver to the Holder, registered in such name or names as the Holder may direct or if no such direction has been given, in the name of the Holder, certificates for the number of Shares specified in the Election to Exercise. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Holder with respect to the number of Warrants which have been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Shares represented thereby.

1.4	Fractional Shares

(a)   To the extent that the Holder is entitled to receive on the exercise or partial exercise thereof a fraction of a Share, such right may be exercised only in respect of such fraction in combination with another Warrant or other Warrants which in the aggregate entitle the Holder to receive a whole number of Shares.

(b)   If the Holder is not able to, or elects not to, combine Warrants so as to be entitled to acquire a whole number of Shares, the Holder shall not be entitled to any compensation or other right in lieu of fractional Shares, as the case may be.

Article 2 - ADJUSTMENTS

2.1	Definitions

For the purposes of this Section 2.1, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below shall have the respective meanings specified therefor in this subsection:

(a)   “Adjustment Period” means the period commencing on the date hereof and ending at the Time of Expiry; and

(b)   “director” means a director of the Corporation for the time being and, unless otherwise specified herein, a reference to action “by the directors” means action by the directors of the Corporation as a board or whenever empowered, action by the executive committee of such board.

2.2	Adjustments

The Exercise Price and the number of Shares issuable to the Holder upon exercise of the Warrants shall be subject to adjustment from time to time in the events and in the manner provided as follows:

(a)   If at any time during the Adjustment Period the Corporation shall:

(i)	fix a record date for the issue of, or issue, Shares to the holders of all or substantially all of the outstanding Shares by way of a stock dividend;

(ii)	fix a record date for the distribution to, or make a distribution to, the holders of all or substantially all of the Shares payable in Shares or securities exchangeable for or convertible into Shares;

(iii)	subdivide the outstanding Shares into a greater number of Shares; or

(iv)	consolidate the outstanding Shares into a lesser number of Shares,

(any of such events in subclauses (i), (ii), (ii) and (iv) above being herein called a “Common Share Reorganization”), the Exercise Price shall be adjusted on the earlier of the record date on which holders of Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

(A)	the numerator of which shall be the number of Shares outstanding on such record date or effective date before giving effect to such Common Share Reorganization; and

(B)	the denominator of which shall be the number of Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of a distribution of securities exchangeable for or convertible into Shares, the number of Shares that would be outstanding had such securities all been exchanged for or converted into Shares on such date).

To the extent that any adjustment in the Exercise Price occurs pursuant to this Section 2.2(a) as a result of the fixing by the Corporation of a record date for the distribution of securities exchangeable for or convertible into Shares, the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Exercise Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(b)   If at any time during the Adjustment Period there shall occur:

(i)	a reclassification or redesignation of the Shares, any change of the Shares into other shares or securities or any other capital reorganization involving the Shares other than a Common Share Reorganization;

(ii)	a consolidation, amalgamation or merger of the Corporation with or into any other body corporate which results in a reclassification or redesignation of the Shares or a change of the Shares into other shares or securities; or

(iii)	the transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity,

(any of such events being herein called a “Capital Reorganization”), after the effective date of the Capital Reorganization, the Holder shall be entitled to receive and shall accept, for the same aggregate consideration, upon exercise of the Warrants, in lieu of the number of Shares to which the Holder was theretofore entitled upon the exercise of the Warrants, the kind and aggregate number of shares and other securities or property resulting from the Capital Reorganization which the Holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If necessary, as a result of any Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant Certificate with respect to the rights and interest thereafter of the Holder to the end that the provisions of this Warrant Certificate shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant Certificate.

(c)   If at any time during the Adjustment Period any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of Sections 2.2(a) hereof, then the number of Shares purchasable upon the subsequent exercise of this Warrant shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

2.3	Rules

The following rules and procedures shall be applicable to adjustments made pursuant to Section 2.2 of this Warrant Certificate.

(a)   Subject to the following provisions of this Section 2.3, any adjustment made pursuant to Section 2.2 hereof shall be made successively whenever an event referred to therein shall occur.

(b)   No adjustment in the Exercise Price shall be required unless the adjustment would result in a change of at least 1% in the Exercise Price then in effect and no adjustment shall be made in the number of Shares purchasable or issuable on the exercise of the Warrants unless it would result in a change of at least one one-hundredth of a Share provided, however, that any adjustments which except for the provisions of this Section 2.3(b) would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment.

(c)   No adjustment in the Exercise Price or in the number or kind of securities purchasable on the exercise of this Warrant shall be made in respect of any event described in Article 2 hereof if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised the Warrants prior to or on the record date or effective date, as the case may be, of such event.

(d)   If the Corporation sets a record date to determine holders of Shares for the purpose of entitling such holders to receive any dividend or distribution and shall thereafter and before the distribution to such holders of any such dividend, distribution legally abandon its plan to pay or deliver such dividend or distribution, no adjustment in the Exercise Price of the number of Shares purchasable upon the exercise of the Warrants shall be required by reason of the setting of such record date.

(e)   In any case in which this Warrant Certificate shall require that an adjustment shall become effective immediately after a record date for an event referred to in Section 2.2 hereof, the Corporation may defer until the occurrence of such event:

(i)	issuing to the Holder to the extent that the Warrants are exercised after such record date and before the occurrence of such event, the additional Shares issuable upon such exercise by reason of the adjustment required by such event; and

(ii)	delivering to the Holder any distribution declared with respect to such additional Shares after such record date and before such event,

provided, however, that the Corporation shall deliver to the Holder an appropriate instrument evidencing the right of the Holder, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Shares purchasable upon the exercise of the Warrants and to such distribution declared with respect to any such additional Shares issuable on this exercise of the Warrants.

(f)   If a dispute shall at any time arise with respect to any adjustment of the Exercise Price or the number of Shares purchasable pursuant to this Warrant Certificate, such dispute shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act by such other firm of independent chartered accountants as may be selected by the directors.

2.4	Taking of Actions

As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 2.2 hereof, the Corporation shall take any action which may, in the opinion of counsel, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable shares all of the Shares which the Holder is entitled to receive in accordance with the provisions of this Warrant Certificate.

2.5	Notice

At least five days prior to any record date or effective date, as the case may be, for any event which requires or might require an adjustment in any of the rights of the Holder under this Warrant Certificate, including the Exercise Price and the number of Shares which are purchasable under this Warrant Certificate, the Corporation shall deliver to the Holder a certificate of the Corporation specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. In case any adjustment for which a notice in this Section 2.5 has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable deliver to the Holder a Certificate providing the calculation of such adjustment. The Corporation hereby covenants and agrees that the register of transfers and share transfer books for the Shares will be open and that the Corporation will not take any action which might deprive the Holder of the opportunity of exercising the rights of subscription contained in this Warrant Certificate during such five day period.

Article 3 - SHARES TO BE RESERVED

The Corporation will at all times keep available and reserve, out of its authorized share capital, solely for the purpose of issue upon the exercise of the Warrants, such number of Shares as are then issuable upon the exercise of the Warrants. The Corporation covenants and agrees that all Shares that are so issuable will, upon issuance, be duly authorized, fully paid and non-assessable. The Corporation will take such actions as may be reasonably necessary and as are within its power to ensure that all such Shares may be so issued without violation of any applicable laws or the applicable requirements of any exchange upon which the common shares of the Corporation may be listed or in respect of which such Shares are qualified for unlisted trading privileges.

Article 4 - UNITED STATES RESTRICTIONS

The Warrants and the Shares have not been registered under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) or the securities laws of any state and this Warrant may not be exercised in the United States or by or on behalf of a U.S. person (as defined in Regulation S under the U.S. Securities Act) unless an exemption from registration under the U.S. Securities Act and applicable state securities laws is available and the Corporation receives an Opinion of counsel to such effect in form and substance satisfactory to it.

Article 5 - NO TRANSFER OF WARRANT

The Warrants evidenced hereby are non-assignable, non-transferable and non-negotiable and may not be exercised by or for the benefit of any person other than the Holder. The Holder further acknowledges that the Warrants represented by this certificate and the Shares issuable upon exercise hereby may be offered, sold or otherwise transferred only in compliance with all applicable securities laws.

Article 6 - REPLACEMENT

Upon, receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or in the case of mutilation, upon surrender of this Warrant Certificate), the Corporation will issue to the Holder a replacement certificate (containing the same terms and conditions as this Warrant Certificate).

Article 7 - EXPIRY DATE

The Warrants shall expire and all rights to purchase Shares hereunder shall cease and become null and void at the Time of Expiry.

Article 8 - TIME

Time shall be of the essence of this Warrant Certificate.

Article 9 - GOVERNING LAW

The laws of the Province of Ontario and the laws of Canada applicable therein shall govern the Warrants.

Article 10 - SUCCESSOR

(a)   The Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “Successor Corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Corporation and the Successor Corporation shall have executed such instruments and done such things as are necessary or advisable to establish that upon the consummation of such transaction:

(i)	the Successor Corporation will have assumed all the covenants and obligations of the Corporation under this Warrant; and

(ii)	the Warrant will be valid and binding obligation of the Successor Corporation entitling the Holder, as against the Successor Corporation, to all the rights of the Holder under this Warrant.

(b)   Whenever the conditions of this Article 10 shall have been duly observed and performed, the Successor Corporation shall possess, and from time to time may exercise, each, and every right and power of the Corporation under this Warrant in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the Successor Corporation.

Article 11 - EXERCISE

To exercise its rights hereunder, the Holder must complete and execute the Election to Exercise and deliver this Warrant Certificate to the Corporation.

Article 12 - GENERAL

This Warrant Certificate is not valid for any purpose whatsoever unless and until it has been signed by or on behalf of the Corporation. The holding of the Warrants evidenced by this Warrant Certificate shall not constitute the holder a shareholder of the Corporation or entitle the holder to any right or interest in respect thereof except as expressly provided in this Warrant Certificate.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer.

DATED as of the         day of October, 2012.

CYNAPSUS THERAPEUTICS INC.

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

EXHIBIT 1

Election to Exercise

The undersigned hereby irrevocably elects to exercise the number of Warrants of Cynapsus Therapeutics Inc. set out below for the number of Shares (or other property or securities subject thereto) as set forth below:

(a)	Number of Warrants to be Exercised:

(b)	Number of Shares to be Acquired:

(c)	Exercise Price per Warrant:

(d)	Aggregate Purchase Price [(b) multiplied by (c)]:

and hereby tenders a certified cheque, bank draft or cash for such aggregate purchase price, and directs such Shares to be registered and a certificate therefor to be issued as directed below.

The undersigned represents that it is not in the United States or a “U.S. person” (as defined in Regulation S under the United States Securities Act of 1933, as amended), is not exercising this Warrant on behalf of a “U.S. person” and did not execute or deliver this Election to Exercise in the United States.

DATED this _______ day of __________________, _______.

[NAME OF HOLDER]

Per:

Direction as to Registration

Name of Registered Holder:

Address of Registered Holder: